SUB-ITEM 77D

The MFS Money Market Fund (the " Fund"), a series of MFS Series Trust IV, added disclosure regarding municipal securities and participation interest in municipal securities issued by banks, as described in the prospectus contained in Post-Effective Amendment No. 35 to the Registration Statement (File Nos. 2-54607 and 811-2594), as filed with the Securities and Exchange Commission via EDGAR on December 29, 2000. Such description is incorporated herein by reference.